Exhibit 99.1

International Rectifier Elects New Board Member

EL SEGUNDO, Calif. —(BUSINESS WIRE)—March 5, 2008—International Rectifier Corporation (NYSE:IRF) today announced the election of Tom Lacey to its Board of Directors.  Mr. Lacey will additionally serve as a member of the Board’s Audit Committee and Corporate Governance and Nominating Committee.

Mr. Lacey, 49, most recently served as President of Flextronics International’s Components Division, now Vista Point Technologies, from 2006 until his retirement in late 2007.  Prior to Flextronics, Mr. Lacey was Chairman and Chief Executive Officer of International DisplayWorks, a liquid crystal display company, from 2004.  At International DisplayWorks, Mr. Lacey significantly grew revenue, profit, market capitalization, achieved listing on the Nasdaq National Market, and ultimately led the sale of the company to Flextronics in 2006.

Prior to International DisplayWorks, Mr. Lacey spent 13 years at Intel Corporation in various positions including serving as Vice President and General Manager of Intel’s Flash Products Group.  During his tenure at Intel, Mr. Lacey also served as President of Intel Americas/Vice President of Sales and Marketing from 1998 to 2003.  Prior to that, he served as Director Product Marketing/Business Management for Asia, Hong Kong after progressing through other management roles of increasing responsibility.

International Rectifier’s Chief Executive Officer and Director Oleg Khaykin said, “We are very pleased to welcome Tom to our Board as his extensive leadership, engineering, marketing, sales, and management operations experience in our industry will be very helpful as we work to strengthen IR.”

Mr. Lacey was elected to serve a Board term scheduled to expire at the Company’s next annual meeting.

In connection with Mr. Lacey’s election to the Board, the Board amended the Bylaws of the Company to increase the size of the Board from seven to eight members.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

# # #

Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.726.8512